Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) dated as of the 22nd day of August, 2022 amends the Employment Agreement, dated July 31, 2018, as amended (the “Agreement”), by and between Adial Pharmaceuticals, Inc. (the “Company”), and William B. Stilley, III (“Executive”). Capitalized terms used herein without definition shall have the meanings assigned in the Agreement.

WHEREAS, Executive and the Corporation desire to amend the Employment Agreement.

NOW THEREFORE, for the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Employment Agreement as follows:

1.	Amendments

1.1        The first sentence of Section 2.2. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Beginning as of August 22, 2022 and for the balance of the Term of Employment, the Executive shall be employed as the Chief Executive Officer of Purnovate, Inc., with such duties and responsibilities that are consistent with such position as may be assigned by the Board (excluding the Executive) from time to time.”

1.2        The first sentence of Section 3.1. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Beginning as of August 22, 2022 and for the balance of the Term of Employment, the Executive shall initially receive a base salary per annum of Two Hundred Sixty Thousand Dollars ($260,000), payable in cash in accordance with the Company’s normal payroll practices as in effect from time to time; provided, that when Purnovate, Inc.’s cash balance shall equal a minimum of Three Million Dollars ($3,000,000), the base salary payable to Executive hereunder shall be increased to Four Hundred Thirty Thousand Dollars ($430,000).”

1.3       Section 3.3. of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“3.3. Equity Grants. Subject to the approval of the Company’s Board of Directors or its Compensation Committee, and the availability of additional shares for grant under the Company’s 2017 Equity Incentive Plan, as amended (the “Plan”), you will be granted an option to purchase 100,000 shares of the Company’s common stock (the “Option”) pursuant to the Plan and the Company’s form of Stock Option Agreement. If granted, the vesting schedule for the Option shall be as follows: 50% of the shares subject to the option will vest after Purnovate, Inc. has held a pre-IND meeting with the FDA and the balance shall vest when the IND is granted, provided that on the applicable vesting date you are in the Company’s “Continuous Service” (as defined in the Stock Option Agreement). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Plan and the applicable Stock Option Agreement. During the Term of Employment, the Executive shall be eligible for additional equity or equity-based awards that may be granted to the Executive at such times, in such amounts and in such manner as the Board (excluding the Executive) may determine in its sole discretion, but, in good faith, taking into account the roles of and responsibilities of Executive relative to industry norms for similar positions. Any such equity or equity-based awards shall be subject to the terms and conditions set forth in the applicable plan and award agreement.”

1.4       Section 3.5. of the Employment Agreement is hereby amended by the addition of the following sentence at the end thereof:

“Until December 31, 2022, the Company shall continue to make the payments it has been making to Executive’s Health Savings Account.”

1.5       Section 4.2.1. of the Employment Agreement is hereby amended by the addition of the following sentence at the end thereof:

“In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason on or before August 22, 2023, the Accrued Benefits and the compensation to be received under Sections 4.2.3 and 4.2.4 to be received by Executive shall be determined based on an assumed Base Salary of the greater of his then Base Salary and Four Hundred Thirty Thousand Dollars ($430,000).”

1.6       Section 4.2. of the Employment Agreement is hereby amended by the addition of the following new Section 4.2.6. at the end thereof:

“4.2.6. Six-Month Period. In the event that Executive’s employment with the Company is terminated by Executive on or before February 22, 2023, for the purposes of this Section 4.2. any such termination shall be deemed to be a termination by Executive for Good Reason.”

2. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

4. Choice of Law. This Amendment shall be construed and interpreted in accordance with the internal laws of the State of Delaware without regard to its conflict of laws principles.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first written above.

Company:

ADIAL PHARMACEUTICALS, INC.

By:	/s/ Joseph Truluck
Name:	Joseph Truluck
Title:	Chief Financial Officer

Executive:

/s/ William B. Stilley, III
WILLIAM B. STILLEY, III